Exhibit 2.02

SECOND AMENDMENT

TO THE

INVESTMENT AGREEMENT

WHEREAS, New Sally Holdings, Inc., a Delaware corporation (“New Sally”), Sally Holdings, Inc., a Delaware corporation (“Sally”), Alberto-Culver Company, a Delaware corporation (“Alberto-Culver”), New Aristotle Company, a Delaware corporation and CDRS Acquisition LLC, a Delaware limited liability company (“Investor”), entered into an Investment Agreement, dated as of June 19, 2006, as amended by the First Amendment to the Investment Agreement, dated as of October 3, 2006 (as so amended, the “Agreement”);

WHEREAS, the parties to the Agreement desire to amend the Agreement to, among other things, (a) amend a certain definition and amend the table of definitions to add certain terms, (b) change the number of Investor Designees, (c) provide that reference in the Agreement to the Agreement, any Transaction Agreement or any agreement entered into or to be entered into in connection with the Transactions means such agreement as may be amended or modified from time to time in accordance with the terms of such agreement and (d) amend certain Exhibits to the Agreement in their entirety; and

WHEREAS, Section 8.3 of the Agreement provides that the Agreement may be amended at any time before or after approval of the matters presented in connection with the Agreement and the transactions contemplated thereby by the stockholders of Alberto-Culver;

NOW, THEREFORE, the Agreement is hereby amended in the following respects:

1. The table of definitions at the end of Section 1.1 of the Agreement is hereby amended as follows in the appropriate alphabetical order:

Employee Matters Agreement	1.1(z)

Tax Allocation Agreement	1.1(z)

2. Section 1.1(z) of the Agreement is hereby amended in its entirety to read as follows:

“Transaction Agreements” means collectively, (i) the Separation Agreement, (ii) the Employee Matters Agreement, dated as of the date hereof, as amended from time to time in accordance with its terms, among Alberto-Culver, New Sally, Sally and New Alberto-Culver and attached as Exhibit E (the “Employee Matters Agreement”), (iii) the Tax Allocation Agreement, dated as of the date hereof, as amended from time to time in accordance with its terms, among Alberto-Culver, New Sally, Sally and New Alberto-Culver and attached as Exhibit D (the “Tax Allocation Agreement”), (iv) the Stockholders Agreement, (v) the Support Agreement, (vi) the Limited Guarantee and (vii) the other agreements, if any, entered into or to be entered into in connection with the Transactions, in each case, as amended from time to time in accordance with its terms.

3. Section 6.2(a) of the Agreement is hereby amended in its entirety to read as follows:

(a) New Sally and Alberto-Culver shall take all actions necessary to cause the Board of Directors of New Sally, effective at the Distributions Time and thereafter until changed in accordance with the organizational documents of New Sally and Applicable Laws, to consist of (A) the President of Sally and five additional directors designated by Alberto-Culver prior to the Closing Date, at least four of whom qualify as Independent Directors, or if the President of Sally is unable or unwilling to serve as a director of New Sally, such other individual selected by Alberto-Culver and reasonably acceptable to Investor and (B) five directors designated by Investor prior to the Closing Date, at least two of whom qualify as Independent Directors and one of whom shall be appointed as Chairman of the Board of Directors (the individuals described in clause (A) the “Alberto-Culver Designees” and the individuals described in clause (B) the “Investor Designees”); provided, however, that if any of the individuals described in clauses (A) or (B) is unable to begin serving as a director of New Sally at the Distributions Time, the New Sally Board of Directors shall not include such individual until he is able to serve as a director; provided further, that if such individual is unable to serve as a director of New Sally at the Distributions Time, he shall have agreed to begin to serve within a reasonable period of time thereafter. The term “Independent Director” means an individual who, as a member of the Board of Directors of New Sally following the Closing Date, would be independent of New Sally under the applicable rules of the NYSE. The New Sally Board of Directors will consist of three classes and have committees as contemplated by Sections 1.1 and 1.2 of the Stockholders Agreement.

4. Exhibit B to the Agreement is hereby amended in its entirety to read as set forth on Annex A hereto.

5. Exhibit C to the Agreement is hereby amended in its entirety to read as set forth on Annex B hereto.

6. Exhibit F to the Agreement is hereby amended in its entirety to read as set forth on Annex C hereto.

7. The parties to the Agreement hereby agree that reference in the Agreement to the Agreement, any Transaction Agreement or any agreement entered into or to be entered into in connection with the Transactions means such agreement as may be amended or modified from time to time in accordance with the terms of such agreement.

8. This Amendment will be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

9. Except as specifically provided in this Amendment, all other provisions of the Agreement shall remain in full force and effect.

10. This Amendment may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed in their names by a duly authorized officer as of October 26, 2006.

NEW SALLY HOLDINGS, INC.

By:	/s/ Gary P. Schmidt
	Name:	Gary P. Schmidt
	Title:	Senior Vice President, General Counsel and Secretary

SALLY HOLDINGS, INC.

By:	/s/ Gary Winterhalter
	Name:	Gary Winterhalter
	Title:	President

ALBERTO-CULVER COMPANY

By:	/s/ Gary P. Schmidt
	Name:	Gary P. Schmidt
	Title:	Senior Vice President, General Counsel and Secretary

NEW ARISTOTLE COMPANY

By:	/s/ Gary P. Schmidt
	Name:	Gary P. Schmidt
	Title:	Senior Vice President, General Counsel and Secretary

CDRS ACQUISITION LLC

By:	/s/ Richard J. Schnall
	Name:	Richard J. Schnall
	Title:	President

[Signature page to Second Amendment to Investment Agreement]